Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Thursday, July 30, 2009
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS SECOND QUARTER 2009 RESULTS

NORTHBROOK, IL — July 30, 2009 — KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the second quarter ended June 30, 2009.

•                  Net sales of $156.5 million, up 130 percent, versus prior year

•                  Net income of $18.1 million, up 120 percent, versus prior year

•                  EBITDA of $47.0 million, up 193 percent versus prior year

•                  Diluted EPS of $0.63, up 186 percent versus prior year

•                  $40 million of voluntary debt pre-payments to be made by July 31, 2009

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Having endured the lowest sustained operating rates that I can recall, I am relieved to report that we have seen continued volume improvement in our markets since the first quarter of this year. In June, we shipped the highest volume of product since last September, and by mid-June, we were able to bring all our paper machines back on-line while substantially reducing our inventory levels from year-end.  We optimized machine down-time by transferring some production from Charleston to Roanoke Rapids, and our operations ran well during the quarter.  We benefited from lower operating costs as a result of lower raw materials costs and the curtailment savings we previously announced.  However, pricing deterioration, lower operating rates, and a less favorable product mix negatively impacted our earnings in the second quarter.  Generating strong cash flows and reducing our debt are key objectives, and by July 31st we will make $40 million of voluntary debt pre-payments.  Further, we intend to continue to make voluntary debt pre-payments during the third quarter.”

Second Quarter Operating Highlights

Due to the acquisition of the Charleston Kraft Division (Charleston) from MeadWestvaco Corporation (MWV) on July 1, 2008, a full quarter of Charleston’s operations are included for the three months ended June 30, 2009, resulting in significant changes in results over the prior year period.

Consolidated net sales of $156.5 million in the second quarter of 2009 increased from $68.2 million for the 2008 second quarter, or a 130 percent increase. The Charleston acquisition accounted for $102.4 million of the net sales increase. Operating income of $33.4 million for the 2009 quarter increased by $20.2 million, or 152 percent compared to the 2008 quarter primarily due to $48.6 million of alternative fuel mixture tax credits partially offset by lower selling prices, unfavorable product mix and higher corporate expenses primarily due to the Charleston acquisition.

Segment Results

Unbleached kraft segment net sales increased to $150.4 million, an increase of $89.9 million, or 148 percent over 2008. The Charleston acquisition accounted for $96.3 million of the net sales increase.  Net sales in the 2009 second quarter improved by $20.9 million compared to the first quarter of 2009 due to an increase in incoming orders. To balance production with demand, the Company ran four of its five paper machines alternating downtime among the three machines at the Charleston mill.  By mid-June 2009, both paper mills were running at normal capacity. Average selling prices declined by 11 percent from the first quarter of 2009 to the 2009 second quarter.

Operating income for the unbleached kraft segment increased to $40.9 million in the second quarter of 2009, a $25.0 million, or a 157 percent increase, over the prior year. The $48.6 million of alternative fuel mixture tax credits boosted operating income in addition to savings from lower operating costs, partially offset by lower operating rates and lower average selling prices.  Included in the second quarter of 2009 operating results is a $2.4 million charge for the amortization of an intangible asset relating to an acquired coal contract with favorable prices valued at $14.1 million at the date of acquisition.  The coal contract terminates on December 31, 2009.

Net sales in second quarter of 2009 for the all other segment, consisting of the dunnage bag business and the Summerville lumber mill (Summerville), totaled $6.1 million compared to $8.9 million for the 2008 second quarter. There were no sales for the dunnage bag business in the second quarter of 2009 due its sale on March 31, 2009. Summerville was acquired as part of the Charleston acquisition from MWV.  Operating loss in the segment was $1.5 million for the second quarter of 2009 reflecting the first quarter sale of the dunnage bag business and low sales volumes and selling prices for Summerville mainly due to a continued slowdown in the number of new housing starts and lower consumer spending.

Corporate expenses of $5.3 million for the second quarter of 2009 were $1.3 million higher than the comparable quarter in the prior year and reflected higher costs to support the Charleston acquisition, partially offset by lower compensation costs due to salary and benefit curtailments. Corporate expenses in the second quarter of 2009 were $0.5 million less than the first quarter of 2009 as the Company was able to reduce the amount of support services provided by MWV.  The Company expects to completely transition from MWV’s support services before the end of the year eliminating approximately an additional $0.5 million of expense per quarter.

Interest expense of $4.2 million for the second quarter of 2009 increased by $3.7 million over the comparable quarter in 2008 and reflected the cost of the Company’s new senior secured credit facility. Effective August 1, 2009, the Company’s average interest rate on its term loans will be reduced to 2.9 percent down from an average of 3.5 percent for the quarter ended June 30, 2009. The reduction in the interest rates and the lower debt is projected to save the Company $1.3 million of interest charges in the third quarter of 2009 compared to the second quarter although there will be a non-cash charge of approximately $0.6 million in the third quarter for the acceleration of the amortization of the deferred financing fees associated with the senior secured notes that will be paid in full. Amortization of debt issuance costs amounted to $0.9 million for the second quarter of 2009 compared to less than $0.1 million for the 2008 quarter and increased due to the higher financing costs for the new senior secured credit facility established as part of the Charleston acquisition.

The effective tax rate for the 2009 quarter was 36.5 percent compared to 36.8 percent for the 2008 quarter.  The anticipated effective tax rate for the full year of 2009 is approximately 38 percent.

Cash Flow and Working Capital

Cash flow for the first six months of 2009 reflects $62.8 million generated from operating activities and $62.1 million of cash used to pay down debt, mainly due to cash proceeds generated from the sale of the dunnage bag business and cash from operations.  Total debt outstanding as of June 30, 2009 was $378.3 million. By July 31, 2009, the Company will make $40 million of voluntary debt pre-payments. The Company reached agreement with the lender of the 8.3 percent notes to pre-pay the senior secured notes in their entirety. The Company anticipates making further voluntary debt pre-payments by September 30, 2009. The cash receipts and pre-tax earnings generated from the alternative fuel mixture tax credit are currently expected to exceed $50 million for the third quarter of 2009.

The Company was in compliance with all debt covenants at June 30, 2009.

At June 30, 2009, the Company had working capital of $67 million.

Conclusion

In summary, Stone commented, “We see demand for our products increasing. Pricing seems to have stabilized, and in fact, with improved market demand and low industry inventory levels, on July 15th we announced a $50/ton price increase for our kraft paper.  With higher operating rates, increased shipments, potential benefits from kraft paper price increases, a lower cost profile, and a much stronger balance sheet, we are optimistic about the balance of 2009 and the opportunities that await us.”

Conference Call

KapStone will host a conference call at 2 p.m. ET, Thursday, July 30, 2009, to discuss the Company’s financial results for the 2009 second quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.383.8008

International: 617.597.5341

Participant Passcode: 71627996

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,550 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA provides useful information to investors because it improves the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to International Paper Company.  A reconciliation of net income to EBITDA is included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) the ability to pay the Company’s debt obligations;  (7) the ability to carry out the Company’s strategic initiatives and manage associated costs; and (8) the potential impact of changes to or a discontinuation before December 31, 2009 of the federal incentive program for alternative fuel mixtures.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

($ In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2009	2008	%	2009	2008	%

Net sales	$156,493	$68,162	129.6%	$297,077	$135,291	119.6%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	88,354	40,800	-116.6%	184,838	82,358	-124.4%
Freight and distribution	13,165	6,924	-90.1%	26,493	13,511	-96.1%
Selling, general and administrative expenses	7,630	4,564	-67.2%	16,187	9,494	-70.5%
Depreciation and amortization	13,488	2,835	-375.8%	27,097	5,428	-399.2%
(Loss) / gain on sale of business	(704)	—	n/a	16,695	—	n/a
Other operating income	216	187	15.5%	448	371	20.8%
Operating income	33,368	13,226	152.3%	59,605	24,871	139.7%

Foreign exchange gain /(loss)	171	—	n/a	(127)	—	n/a
Interest income	—	293	n/a	1	840	-99.9%
Interest expense	4,156	419	-891.9%	9,066	1,113	-714.6%
Amortization of debt issuance costs	855	41	-1985.4%	1,678	100	-1578.0%
Income before provision for income taxes	28,528	13,059	118.5%	48,735	24,498	98.9%
Provision for income taxes	10,416	4,808	-116.6%	19,511	9,017	-116.4%

Net income	$18,112	$8,251	119.5%	$29,224	$15,481	88.8%

Earnings per share:
Basic	$0.64	$0.32		$1.03	$0.61
Diluted	$0.63	$0.22		$1.02	$0.43

Weighted-average number of shares outstanding:
Basic	28,370,298	25,391,330		28,370,273	25,336,688
Diluted	28,646,527	36,719,720		28,563,291	35,638,521

Effective tax rate	36.5%	36.8%		40.0%	36.8%

OPERATING SEGMENT DATA

($ In thousands)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2009	2008	%	2009	2008	%
Net sales
Unbleached kraft	$150,398	$60,545	148.4%	$279,858	$120,905	131.5%
Other	6,095	8,905	-31.6%	18,118	16,797	7.9%
Intersegment sales elimination	—	(1,288)	n/a	(899)	(2,411)	62.7%
Total net sales	$156,493	$68,162	129.6%	$297,077	$135,291	119.6%

Operating income
Unbleached kraft	$40,934	$15,930	157.0%	$56,416	$30,480	85.1%
Other	(1,538)	1,269	-221.2%	(2,375)	2,600	-191.3%
(Loss) / gain on sale of business	(704)	—	n/a	16,695	—	n/a
Corporate	(5,324)	(3,973)	-34.0%	(11,131)	(8,209)	-35.6%
Total operating income	$33,368	$13,226	152.3%	$59,605	$24,871	139.7%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

($ In thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,147	$4,165
Trade accounts receivable, net	59,069	71,489
Other receivables	13,958	6,207
Inventories	66,048	89,692
Refundable and prepaid income taxes	—	14,145
Prepaid expenses and other current assets	2,929	1,748
Deferred income taxes	5,469	3,363
Total current assets	169,620	190,809

Plant, property and equipment, net	475,758	483,780
Restricted cash	2,500	—
Other assets	685	882
Intangible assets, net	32,836	45,195
Goodwill	5,449	6,524
Total assets	$686,848	$727,190

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$39,913	$40,556
Accounts payable	35,654	42,214
Accrued expenses	16,086	30,462
Accrued compensation costs	9,184	13,646
Accrued income taxes	2,130	—
Total current liabilities	102,967	126,878

Long-term debt and notes, less current portion	329,078	389,374
Pension and post retirement benefits	9,678	8,355
Deferred income taxes	28,280	15,951
Other liabilities	5,841	5,865
Total other liabilities	372,877	419,545

Stockholders’ equity:
Common stock $.0001 par value	3	3
Additional paid-in capital	133,241	132,206
Retained earnings	77,990	48,766
Accumulated other comprehensive loss	(230)	(208)
Total stockholders’ equity	211,004	180,767
Total liabilities and stockholders’ equity	$686,848	$727,190

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows and Supplemental Information

($ In thousands)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating activities:
Net income	$18,112	$8,251	$29,224	$15,481
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,488	2,835	27,097	5,428
Stock based compensation expense	528	455	1,034	691
Amortization of debt issuance costs	855	41	1,678	100
Loss on disposal of assets	(87)	—	288	11
Deferred income taxes	4,180	275	11,345	1,686
Gain / (loss) on sale of business	704	—	(16,695)	—
Changes in operating assets and liabilities	28,601	(840)	8,816	(2,464)
Total cash provided by operating activities	$66,381	$11,017	$62,787	$20,933

Investing activities:
CKD acquisition	$1,000	$(1,924)	$1,000	$(2,393)
KPB acquisition-earn-out for sale of dunnage bag business	(3,977)	—	(3,977)	—
Proceeds from sale of business	—	—	36,083	—
Restricted cash	—	—	(2,500)	—
Capital expenditures	(6,587)	(2,319)	(12,910)	(4,620)
Total cash (used in) / provided by investing activities	$(9,564)	$(4,243)	$17,696	$(7,013)

Financing activities:
Proceeds from revolving credit facility	$23,400	$—	$61,300	$—
Repayments on revolving credit facility	(52,700)	—	(73,700)	—
Repayments of long-term debt and notes	(6,925)	(11,600)	(49,731)	(15,139)
Proceeds from exercises of warrants into common stock	—	1,074	—	1,092
Debt issuance costs paid	35	—	(370)	—
Total cash (used in) / provided by financing activities	$(36,190)	$(10,526)	$(62,501)	$(14,047)

Net increase / (decrease) in cash and cash equivalents	20,627	(3,752)	17,982	(127)
Cash and cash equivalents-beginning of period	1,520	60,260	4,165	56,635
Cash and cash equivalents-end of period	$22,147	$56,508	$22,147	$56,508

Supplemental information

Net Income (GAAP) to EBITDA (Non-GAAP):
Net income (GAAP)	$18,112	$8,251	$29,224	$15,481
Interest income	—	(293)	(1)	(840)
Interest expense	4,156	419	9,066	1,113
Amortization of debt issuance costs	855	41	1,678	100
Provision for income taxes	10,416	4,808	19,511	9,017
Depreciation and amortization	13,488	2,835	27,097	5,428
EBITDA (Non-GAAP)	$47,027	$16,061	$86,575	$30,299